Exhibit 99.1

SeaSpine Reports Second Quarter 2019 Financial Results

Increases 2019 Financial Outlook

CARLSBAD, CA (Aug 1, 2019) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the quarter ended June 30, 2019 and updated its financial outlook for 2019.

Summary Second Quarter 2019 Financial Results

•	Revenue of $39.3 million, an increase of 8% year-over-year

•	U.S. revenue of $35.1 million, an increase of 7.5% year-over-year
o    U.S. orthobiologics revenue of $18.2 million, a 9.3% increase year-over-year
o    U.S. spinal implants revenue of $16.9 million, a 5.5% increase year-over-year

•	International revenue of $4.2 million, a 12.3% increase year-over-year

Recent Business Highlights

•	Limited commercial launch of:

o	Mariner Outrigger Revision System, an expansion of the Company’s modular Mariner platform to address complex cases

o	Shoreline RT™ Cervical Interbody Implant System, featuring Reef Topography

•	Full commercial launch of:
o    OsteoCurrent,™ a ceramic bone graft substitute with a patented submicron surface structure
o    Regatta Lateral System, featuring proprietary NanoMetalene® surface technology

•	Introduced new, integrated hydration syringe system for the OsteoStrand™ and OsteoStrand™ Plus Demineralized Bone Fibers products

•	Implantation of the 20,000th NanoMetalene interbody device

"We were pleased with our performance and execution in the second quarter, which included revenue growth in line with our expectations,” said Keith Valentine, President and Chief Executive Officer. “The recent and upcoming launches of many new products in both our orthobiologics and spinal implant portfolios, combined with a growing network of increasingly exclusive distribution partners, gives us confidence in our commitment to accelerate revenue growth in the second half of 2019 and increase our revenue guidance for the full year. We have a great opportunity to significantly expand our market share as we remain focused on delivering clinically relevant, cost-effective procedural solutions that differentiate us with both surgeons and distributors in this competitive market."

Second Quarter 2019 Financial Results

Total revenue for the second quarter of 2019 was $39.3 million, an 8% increase compared to the same period of the prior year. Total U.S. revenue was $35.1 million, a 7.5% increase compared to the same period of the prior year. The increase in U.S. revenue was driven by both the spinal implants and orthobiologics portfolios. International revenue was $4.2 million, a 12.3% increase compared to the same period of the prior year, driven primarily by growth in spinal implants.

Orthobiologics revenue totaled $20.0 million, a 7.6% increase compared to the second quarter of 2018. The increase was driven primarily by growth in recently launched products, led by OsteoStrand™ Plus.

Spinal implants revenue totaled $19.3 million, an 8.4% increase compared to the second quarter of 2018. The increase was driven by growth in recently launched products, led primarily by the Shoreline and Mariner systems and by the Company’s expanded NanoMetalene portfolio.

Gross margin was 63.6%, compared to 60.0% for the same period in 2018. The increase reflects the Company’s focused efforts to reduce the raw material and manufacturing costs of its orthobiologics products. In 2018, the Company implemented a series of process improvements at its Irvine, California manufacturing facility that increased manufacturing yields and lowered manufacturing scrap rates.

Operating expenses totaled $37.0 million, compared to $29.0 million for the same period of the prior year. The increase included a $5.0 million non-cash impairment charge associated with intangible assets from the Company’s acquisition of NLT Spine, which was announced in 2016. The Company shifted its commercialization strategy with respect to the acquired technology due to market trends, new features deemed necessary to be competitive, and more cost-effective internal development initiatives. The remaining increase was primarily the result of $2.2 million in higher selling, general and administrative expenses, including selling commissions, stock-based compensation related to the timing of equity award grants, and salaries and wages. Research and development costs increased approximately $0.8 million, primarily due to increased headcount and higher costs related to clinical studies.

Net loss was $12.0 million, compared to a net loss of $7.4 million for the same period of the prior year. The increase in net loss was driven by the impact of the $5.0 million intangible asset impairment charge recorded in the second quarter of 2019.

Cash, cash equivalents and investments at June 30, 2019 totaled $36.4 million and the Company had no amounts outstanding under its credit facility.

Updated 2019 Financial Outlook
SeaSpine expects full-year 2019 revenue to be in the range of $155 million to $157 million, reflecting growth of approximately 8% to 9.5% over full-year 2018 revenue. This compares to previous revenue guidance of $154 million to $156 million.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 2496768. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.
Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s ability to accelerate revenue growth in the second half of 2019, to significantly expand its market share, and to deliver clinically relevant, cost-effective procedural solutions that differentiate the Company; and the Company’s expectations for full-year 2019 revenue. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products to support expected levels of demand or pricing; the ability of newly launched products to perform as designed and intended and/or to meet the needs of surgeons and patients, including as a result of the lack of clinical validation of products in limited commercial (or “alpha”) launch; the Company’s ability to attract new, high-

quality distributors and the inability of newly added distributors to achieve anticipated revenue targets as a result of post-engagement restrictive covenants and/or associated litigation; continued pricing pressure, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on PcoMed to supply products incorporating NanoMetalene technology and a limited number of third-party suppliers for other components and raw materials, or otherwise; the Company’s ability to continue to invest in medical education and training, product development, and/or sales and marketing initiatives at levels sufficient to drive future revenue growth; unexpected expense and delay, including as a result of developing and supporting the launch of new products, the fact that newly launched products may require substantial additional development activities, which could introduce further expense and delay, or as a result of obtaining regulatory clearances, and litigation associated with hiring or engaging new sales management or distributors; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.
You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total revenue, net	$39,306	$36,409	$75,456	$69,584
Cost of goods sold	14,317	14,560	27,896	26,739
Gross profit	24,989	21,849	47,560	42,845
Operating expenses:
Selling, general and administrative	27,608	25,432	54,916	49,899
Research and development	3,587	2,791	7,099	5,580
Intangible amortization	793	792	1,585	1,584
Impairment of intangible assets	4,993	—	4,993	—
Total operating expenses	36,981	29,015	68,593	57,063
Operating loss	(11,992)	(7,166)	(21,033)	(14,218)
Other (expense) income, net	(25)	(157)	48	(137)
Loss before income taxes	(12,017)	(7,323)	(20,985)	(14,355)
Provision for income taxes	19	38	40	111
Net loss	$(12,036)	$(7,361)	$(21,025)	$(14,466)
Net loss per share, basic and diluted	$(0.64)	$(0.50)	$(1.11)	$(1.01)
Weighted average shares used to compute basic and diluted net loss per share	18,917	14,590	18,894	14,339

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2019	December 31,
	(unaudited)	2018
Cash and cash equivalents	$21,463	$24,233
Short-term investments	14,973	29,800
Trade accounts receivable, net	23,077	20,335
Inventories	46,905	42,742
Total current liabilities	30,443	26,546
Total stockholders' equity	123,915	142,085